UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: August 12, 2008

(Date of earliest event reported)

LENOX GROUP INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)       Effective August 12, 2008, Edward C. Paolella, Vice President, Controller and Chief Accounting Officer of Lenox Group Inc. (the “Company”), relinquished his duties as principal accounting officer of the Company as a result of a reorganization of the Finance Department. Mr. Paolella will remain with the Company over the next few months to assist with the transition of his areas of responsibility and then will be leaving the Company.

(c)       On August 12, 2008, the Board of Directors appointed Fred Spivak, 55, the Company’s Chief Operating and Financial Officer, to serve in the additional capacity of principal accounting officer of the Company.

Mr. Spivak will continue to receive the compensation and benefits previously disclosed for his service as Chief Operating and Financial Officer of the Company, but he will not receive any additional compensation or benefits in connection with his appointment and service as principal accounting officer.

Mr. Spivak has served as the Company’s Chief Operating and Financial Officer since November 2007. From 2004 to 2007, he served as Managing Director of FMS Consulting, a company that provides financial, operational and business administration services to companies in the giftware, apparel and consumer goods industries. From 2004 to 2006, Mr. Spivak served on the Board of Directors of Oneida Ltd, a leading flatware and tabletop company. From 2000 to 2004, Mr. Spivak was Chief Financial Officer of Colorado Prime Foods (now DineWise, Inc.), a direct marketer of chef-prepared, home-delivered meals, and from 1997 to 2000 he was Chief Operating Officer of Morgan-Walke Associates, a New York investor relations firm. From 1984 to 1997, Mr. Spivak served as Chief Financial Officer and Vice President, Finance and Administration for Lifetime Brands and previously held various finance positions for Vida Shoes and Olivetti Corporation. Mr. Spivak is a Certified Public Accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC.

By:	/s/ Fred Spivak
Fred Spivak Chief Operating and Financial Officer

Date: August 13, 2008